Exhibit 10.1

Boise Cascade, L.L.C.
Retention Award Agreement

This Retention Award Agreement (the "Agreement") is made and entered into on September 30, 2011 (the "Award Date"), by and between Boise Cascade, L.L.C. (the "Company") and Thomas E. Carlile ("Awardee" or "you") pursuant to the following terms:

1.	Definitions. For purposes of this Award, the following terms shall have the meanings stated below.

"Award" means the payment provided for in Section 2.
"Award Period" means the period from the Award Date (September 30, 2011) through the Vesting Date (September 30, 2014).
"Disciplinary Reasons" means disciplinary reasons as explained in Corporate Policy 10.2.

2.
Award Amount. Your Award is the sum of (a) one times your base salary as in effect on the Vesting Date (or, in the case of payment (x) pursuant to Section 4.2, as in effect on your termination date or (y) pursuant to Section 4.3, as in effect on the date of your death or total and permanent disability) plus (b) the average of the incentive bonuses paid to you by the Company under the Company's Short-Term Incentive Plan during the three years immediately prior to the Vesting Date (or, in the case of payment (x) pursuant to Section 4.2, during the three years immediately prior to your termination date or (y) pursuant to Section 4.3, during the three years immediately prior to the date of your death or total and permanent disability).

3.
Vesting and Payment. Subject to Section 4.2 and Section 4.3 below, the Award will vest and become payable on the third anniversary of the Award Date (the "Vesting Date") if you remain continuously employed by the Company from the Award Date through the Vesting Date. The Award, subject to applicable withholding, will be paid in cash as soon as practical following the Vesting Date but in any case within 30 days following the Vesting Date.

4.	Termination of Employment Prior to Vesting Date.

If you voluntarily terminate employment with the Company before the Vesting Date or if your employment with the Company is terminated for Disciplinary Reasons before the Vesting Date, you will not be entitled to receive any Award.
If your employment with the Company is terminated by the Company before the Vesting Date for reasons other than Disciplinary Reasons or as a direct result of a merger, reorganization, sale, or restructuring of all or part of the Company, the Award will vest immediately following your termination date and will be paid in full, subject to applicable withholding, within 90 days following your termination date. The Company may, as a condition precedent to your right to receive any Award payment pursuant to this Section, require you to sign a waiver and release in a form required by the Company.

If your employment with the Company is terminated as a result of your death, or total and permanent disability (as determined in the sole discretion of the Company), you will receive, subject to applicable withholding, a pro rata portion of the Award calculated based on the number of days you were employed by the Company during the Award Period compared to the total number of days in the Award Period. The pro rata portion of the Award will vest immediately following your termination date and will be paid in full within 90 days following your termination date.

5.
At Will Employment. Nothing in this Agreement affects the at-will nature of your employment with the Company. Either you or the Company may end your employment relationship at any time and for any reason, without notice, although your decision to do so may adversely affect your entitlement to all or a portion of this Award.

6.
Miscellaneous. This Agreement (a) shall be construed in accordance with the internal laws (but not the laws of conflicts) of the State of Idaho, (b) may be executed in multiple counterparts (including by facsimile or electronic transmission), all of which taken together shall constitute one and the same original, (c) may not be, nor may any of the rights or obligations of the parties hereto be, assigned by any party except with the prior written consent of the other party hereto, provided that the Company may assign its obligations to a successor that agrees to perform such obligations, (d) represents the complete understanding and agreement between the parties hereto with respect to the subject matter hereof, and (e) may not be amended without the written consent of both parties hereto. No waiver of any rights under this Agreement shall be effective against any party to this Agreement unless set forth in a written instrument executed by such party. The parties agree that this Agreement was drafted by the parties hereto and the result of negotiation between sophisticated parties (each having received separate legal advice) and no rule of construction shall be applied against any party.

Boise Cascade, L.L.C.                        Awardee

By: /s/ John T. Sahlberg                    /s/ Thomas E. Carlile
Title: Vice President Human Resources            Printed Name: Thomas E. Carlile